UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) April 30, 2003

Globe Bancorp, Inc.
(Exact name of registrant as specified in its charter)

Louisiana	0001136645	72-1498296
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4051 Veterans Blvd., Suite 100 Metairie, LA	70002
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code (504) 887-0057

____________________________________________________________

(Former name or former address, if changed since last report)

Item 7. Financial Statements, Pro Forma Financial Information and Exhibits

    and (b) - Not applicable

(c) Exhibits

                           99.1    April 30, 2003 Press release

Item 9. Regulation FD Disclosure

 On April 30, 2003, Globe Bancorp, Inc. issued a press release announcing its financial results for the first quarter ended March 31, 2003. The Press Release is attached as Exhibit 99.1 to this report and is incorporated herein by reference. This information, which is required by Item 12 of Form 8-K, is being provided under Item 9 pursuant to Commission Release 34-47583.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                                                                   GLOBE BANCORP, INC.
                                                                                   Registrant

Date: April 30, 2003                                                    By: /s/ Thomas J. Exnicios
                                                                                    Thomas J. Exnicios                                                                                     President, Chief Executive Officer                                                                                     Chief Financial Officer

Exhibit No. 99.1

PRESS RELEASE

Contact information:
Globe Bancorp, Inc.
Thomas J. Exnicios, (504) 887-0057

Globe Bancorp, Inc. Announces 2003 First Quarter Earnings and Declares Semi-Annual Dividend

METAIRIE, LA. --(BUSINESS WIRE)--April 30, 2003--Thomas J. Exnicios, President and Chief Executive Officer of Globe Bancorp, Inc. (OTC BB: GLBP), the holding company for Globe Homestead Savings Bank, announced earnings for the quarter ended March 31, 2003.

Globe Bancorp, Inc. reported first quarter net income of $44,000 or $0.17 per share, up 5.49% from $41,000 or $0.15 per share, in the comparable 2002 first quarter. The increase in net income was due to an increase in net interest income which was partially offset by a decrease in non-interest income and an increase in non-interest expense and income tax expense. In addition, the Company announced a semi-annual dividend of $0.175 per share on the Company's common stock, which was declared on April 22, 2003. The dividend is payable June 20, 2003 to stockholders of record May 29, 2003. This dividend represents an increase of $0.025 or 16.6% over prior semi-annual dividend payments.

Total assets increased $310,000 or 0.92% to $33.9 million at March 31, 2003 compared to $33.6 million at December 31, 2002. Such increase was primarily due to an increase in securities of $1.3 million, offset by a decrease in cash and cash equivalents and loans receivable of $642,000 and $327,000, respectively. Total liabilities increased $269,000 or 0.96% to $28.3 million at March 31, 2003 due primarily to an increase of $336,000 in deposits offset by a decrease of $90,000 in Federal Home Loan Bank advances. Total stockholders' equity increased $42,000 or 0.75% to $5.6 million at March 31, 2003 compared to $5.5 million at December 31, 2002. The primary reason for the increase was the net income during the period. Book value, or stockholders' equity per share, at March 31, 2003, was $20.18.

Globe Bancorp, Inc. was formed on March 12, 2001 as a Louisiana corporation. We are the holding company for Globe Homestead Savings Bank. Our offices are located at 4051 Veterans Boulevard., Suite 100, Metairie, Louisiana 70002, and our telephone number is (504) 887-0057.

Consolidated Balance Sheets	March 31,
	2003	2002
	(Unaudited)	(Unaudited)
Assets:

Cash and Cash Equivalents	$3,082,538	$4,537,209
Investment Securities:
Available for sale	4,720,306	2,240,174
Held to maturity	2,482,510	3,410,778
Trading account securities	-	978,749
Net Loans	22,854,330	21,175,282
Premises and Equipment, Net	104,777	79,963
Other Assets	619,732	619,771

Total Assets	$33,864,193	$33,041,926
	=========	=========
Liabilities:
Deposits	$24,012,057	$21,578,844
Federal Home Loan Bank Advances	4,015,611	5,369,069
Other Liabilities	247,812	225,747

Total Liabilities	28,275,480	27,173,660

Stockholders' Equity:

Common Stock - 304,175 shares issued	3,042	3,042
Additional paid-in capital	2,725,844	2,721,753
Treasury stock - 27,175 shares, at cost	(408,984)	-
Retained Earnings	3,466,490	3,344,373
Unearned ESOP Shares	(210,895)	(225,200)
Accumulated Other Comprehensive Income	13,216	24,298

Total Stockholders' Equity	5,588,713	5,868,266

Total Liabilities and Stockholders' Equity	$33,864,193	$33,041,926
	=========	=========

Consolidated Statements of Income

	For the Three Months Ended March 31,
	2003	2002
	(Unaudited)	(Unaudited)
Interest income	$469,198	$485,505
Interest expense	231,593	287,723

Net interest income	237,605	197,782
Provision for (recovery of) loan losses	-	(1,024)

Net interest income after provision
for (recovery of) loan losses	237,605	198,806
Non-interest income	1,754	15,985
Non-interest expense	173,586	160,771

Income before income taxes	65,773	54,020
Income tax expense	22,104	12,623

Net income	$ 43,669	$ 41,397
	======	=======
Selected performance and other data:

Earnings per share	$0.17	$0.15
Return on average assets	0.52%	0.51%
Return on average equity	3.14%	2.83%
Average shares outstanding	255,911	281,463
Dividends per share	$0.00	$0.00

	As of March 31,	As of March 31,
	2003	2002
	(Unaudited)	(Unaudited)

Non-Performing Assets	$ -	$ -
Book value per share (1)	$20.18	$19.29

(1) Book value per share is calculated based on total equity divided by total shares outstanding. Alternatively, if the calculation were based on shares outstanding minus unearned ESOP shares, book value per share at March 31, 2003 would have been $21.84.

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